Exhibit 99.1
News Release
For Further Information:
At the Company:
Jeffrey L. Wright, Senior Vice President and Chief Financial Officer
Glenn L. Stolt, Vice President and Treasurer
Shayn R. Carlson, Director of Investor Relations
(952) 912-5500

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 20, 2005

G&K SERVICES STRENGTHENS EXECUTIVE TEAM;
ANNOUNCES PRESIDENT OF U.S. RENTAL OPERATIONS
MINNEAPOLIS, MN, December 20, 2005 — G&K Services, Inc. (Nasdaq:GKSRA), a market leader in branded identity apparel programs and facility services, announced today that David M. Miller has been named President, U.S. Rental Operations. In this position, Mr. Miller will be joining the G&K Services executive team, and will lead G&K’s U.S. rental operations. He will report to Richard Marcantonio, chairman and chief executive officer.
“We’re pleased to welcome David to the G&K team,” said Mr. Marcantonio. “David’s extensive leadership and operations background provides a tremendous asset to our executive team.”
Mr. Miller joins G&K with more than 20 years of experience, both domestic and international, in leading operations as Chief Operating Officer for Strategic Equipment & Supply, a $270 million dollar provider of foodservice equipment and supplies and as Senior Vice President, Operations for LSG Sky Chefs, a $3.1 billion dollar provider of food and catering services to the airline industry.
“David’s comprehensive business background and proven leadership ability will accelerate the execution of our growth and operational initiatives,” said Mr. Marcantonio. “As President of U.S. Rental Operations, David will work closely with Bob Wood, President of G&K Canada to further enhance our market position across North America.”
Mr. Miller earned a B.S. degree in business and economics from the University of Minnesota. He later received his M.B.A. from the University of St. Thomas.
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Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2005.
About G&K Services, Inc.
Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.
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